EXHIBIT 10.24

American DG Energy Inc.
45 First Avenue
Waltham, MA 02451

February 22, 2010

Mr. John N. Hatsopoulos
3 Woodcock Lane
Lincoln, MA  01773

Re:  Permitted Uses of Funds Available Under Revolving Line of Credit

Dear John:

We appreciate the financial support that you have agreed to provide in connection with American DG Energy Inc.’s plans to develop additional energy systems for placement in commercial and industrial facilities.

This letter confirms our agreement that the funds you have agreed to make available to American DG Energy under the Revolving Line of Credit Agreement dated December 17, 2009, consisting of funds in the amount of up to $5 million, will be used solely in connection with the development of new energy systems, and will not be used for general corporate purposes or for any other purpose.

Sincerely,

AMERICAN DG ENERGY INC.

By:	/s/ Barry J. Sanders
Barry J. Sanders
President

Cc: Anthony Loumidis
       John Estabrook